Exhibit 10.2

Final

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. The registrant hereby undertakes to provide further information regarding such marked information to the Securities and Exchange Commission upon request.

CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Co-Development and Commercialization Agreement (“Agreement”) dated September 27, 2019 (“Effective Date”) is made by and between:

(1)                                 Ocugen, Inc., with an address at 5 Great Valley Parkway, Suite 160, Malvern, PA 19355, USA (“Ocugen”); and

(2)                                 CanSino Biologics Inc., whose registered office address is at 185 South Ave, TEDA West District, Tianjin, 300457, China (“CanSino”).

Background

WHEREAS, Ocugen has unique expertise with respect to the development of gene therapy products and has identified and developed prior to the Effective Date the gene therapy product known as OCU400 for use in the Field;

WHEREAS, CanSino wishes to collaborate and cooperate with Ocugen to co-Develop and Commercialize Products in the Field; and

WHEREAS, Ocugen is willing to grant CanSino the exclusive right under the Ocugen Technology and Ocugen Patent Rights to Develop, Manufacture and Commercialize Products in the Field in and for the CanSino Territory.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

1.              Definitions

In this Agreement, the following words shall have the following meanings:

Adverse Event

Any untoward medical occurrence in a patient who is administered a Product, whether or not considered related to such Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of such Product.

Affiliate

With respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person. For purposes of this definition only, the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means direct or indirect ownership of fifty percent (50%) or more, including ownership by one or more trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, or the power to direct the management of such Person.

Applicable Laws

Any national, international, federal, state or local laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of any Governmental Authority, Regulatory Authority, national securities exchanges or securities listing organizations, that are in effect from time to time during the Term and apply to a particular activity hereunder.

BLA

A Biologics License Application, as defined in the FDCA and regulations promulgated thereunder, or similar application, or any successor application or procedure required to sell a Product in the Territory.

CanSino Development Activities	All Development activities to be conducted by or on behalf of CanSino with respect to the Development Program as specified in the Development Plan pursuant to this Agreement.

CanSino Territory	Greater China, including mainland China, Hong Kong, Macao and Taiwan.

Claims

All demands, claims and liabilities (whether criminal or civil, in contract, tort, or otherwise) for losses, damages, legal costs, or other expenses of any nature whatsoever, and all costs and expenses (including legal costs) incurred in connection therewith.

Clinical Data

Any and all data (together with all clinical trial reports and the results of analyses thereof) derived or generated from any Clinical Trial involving a Product conducted by or on behalf of a Party or from the testing of subjects or the analysis of samples used in any such Clinical Trial.

Clinical Trial	Collectively, any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial.

CMC Technology	Any Technology that relates to chemistry, manufacture and control for a Product.

Commercialization or Commercialize

Any and all activities directed to the offering for sale and sale of a Product in the Ocugen Territory or the CanSino Territory, as applicable, including: (a) activities directed to marketing, promoting, detailing, warehousing, distributing, importing, exporting, selling and offering to sell such Product; (b) conducting post-registration efficacy and/or safety clinical trials with respect to such Product; (c) interacting with Regulatory Authorities regarding the above; (d) seeking pricing approvals and reimbursement approvals (as applicable) for such Product; and (e) conducting other post-registration studies, including health-economic outcomes research, real-world evidence studies, or investigator-initiated studies/trials. When used as a verb, to “Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

Commercialization Plan

A written plan for the Commercialization of Products by a Party in the Ocugen Territory or the CanSino Territory, as applicable, during each [three] ([3]) year period beginning in the calendar year in which the First Commercial Sale of the first Product occurs anywhere in such Territory, as such written plan may be amended, modified or updated by the responsible Party from time to time, and which written plan shall contain, among other things: (a) Commercialization objectives for the Products in such Territory; and (b) a projected timeline and budget for achieving such objectives.

Commercially Reasonable Efforts

With respect to the conduct by a Party of obligations or tasks hereunder, including as it relates to the Development or Commercialization of a Product, the performance of such obligations or tasks by such Party in an active and sustained manner, without undue interruption, pause or delay, using a level of effort consistent with the exercise of good faith and prudent scientific and business judgment commonly used by a biopharmaceutical company of similar size and resources in the development, manufacture or commercialization of biologics and products of comparable market potential as such Product, taking into account all relevant factors, including as applicable, the stage of development, efficacy and safety relative to competitive products in the marketplace, actual or anticipated Regulatory Authority approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), the cost and likelihood of obtaining all Regulatory Approvals, and actual or projected profitability. For clarity, Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Product, and it is anticipated that the level of efforts and resources may be different for different markets and may change over time, reflecting changes in the status of such Product.

Confidential Information

All (a) documents and information provided by or on behalf of one Party to the other Party in connection with or in furtherance of this Agreement, including at any meeting of the JSC, (b) the terms of this Agreement, and (c) all Ocugen Technology, Ocugen Patent Rights, Joint Program Technology, Joint Program Patent Rights and Joint Program Materials that are disclosed or provided by or on behalf of a Party to the other Party, or to any of its employees, consultants or Affiliates during the Term.

Control or Controlled

With respect to Technology or Patent Rights, the possession by a Party of the right to grant a license or sublicense to such Technology or Patent Rights as provided herein without the payment of consideration to, or violating the terms of any agreement or arrangement with any third party, and without violating any Applicable Laws. For clarity, neither a Party nor any of its Affiliates shall be deemed to Control any Technology or Patent Rights by virtue of the rights granted by the other Party under this Agreement.

Cover or Covered	With respect to a Product, that the Manufacture, use, offer for sale, sale or import of such Product in a particular country by an unlicensed Third Party would infringe a Valid Claim.

CTA

A clinical trial application or any successor application or procedure required to initiate clinical testing of a Product in humans in the Territory, and all supplements and amendments to any of the foregoing.

CTM	Clinical testing materials, including clinical supplies of Products in appropriate containers, for use in Clinical Trials.

Data	Results, data, and analyses thereof, including non-clinical data and Clinical Data.

Development or Develop

With respect to a Product and in accordance with the Development Plan, (a) research, non-clinical and pre-clinical studies, IND-enabling studies and clinical drug development activities that are undertaken with respect to such Product up through and including the date any related Clinical Studies are completed, and (b) the preparation, filing and obtaining of INDs and Marketing Authorizations and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall exclude any Commercialization activities.

Development Plan	The written plan for the Development by the Parties of

Products in the Field in and for their respective Territories for a calendar year or longer period, as such written plan may be amended, modified or updated by the Parties from time to time, and which written plan shall contain, among other things: (a) the Development objectives for the Products and the Development activities to be performed by the Parties in the Field in their respective Territories; (b) the regulatory activities to be conducted by the Parties in their respective Territories; and (c) a projected timeline and budget for all such activities.

Development Program

The development program to be conducted during the Term pursuant to which Ocugen and CanSino shall collaborate with respect to the Development activities set forth in the Development Plan. For clarity, the Development Program shall exclude any Commercialization activities.

Drug Approval Application

In any country in the Territory, an application for Marketing Authorization for a Product in such country, including: (a) an BLA or MAA; (b) a counterpart of an BLA or MAA in such country; and (c) all renewals, supplements and amendments to any of the foregoing.

EMA	The European Medicines Agency or any successor agency or authority thereto.

FDA	The United States Food and Drug Administration, or any successor agency or authority thereto.

FDCA	The United States Federal Food, Drug, and Cosmetic Act, as amended.

Field

The treatment of the following diseases in humans:

(1) NR2E3 Mutation-Associated Retinal Degeneration;

(2) Leber Congenital Amaurosis (LCA);

(3) Bardet-Biedl Syndrome (BBS);

(4) Rhodopsin Mutation — Associated Retinal Degeneration

First Commercial Sale	In any country in the Territory, the first sale, transfer or disposition for value to an end user of a Product in such country after Marketing Authorization for such Product has been received in that country; provided, that the following shall not constitute a First Commercial Sale: (a) any sale of such Product by a Party or its Affiliate to another Affiliate of such Party; (b) any use of such Product in Clinical Trials, pre-clinical studies or other research or Development activities; or (c) transfer of such Product for a bona fide charitable purpose, including compassionate use and/or “named patient sales.”

Force Majeure

Any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, labor dispute, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any Governmental Authority or of any subdivision, authority or representative of any such Governmental Authority.

Governmental Authority

Any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

IND

(a) An Investigational New Drug Application as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to initiate clinical testing of a Product in humans in the United States; (b) an equivalent of an Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of such Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

Joint Program Patent Rights	Any Patent Rights that contain one or more claims to the Joint Program Technology or Joint Program Materials.

Joint Program Materials

Any tangible chemical, biological or physical materials that are controlled by a Party or its Affiliates and that are collected, conceived, generated, developed or reduced to practice in the conduct of the Development Program.

Joint Program Technology

Any (a) Technology that is conceived or first reduced to practice (actually or constructively), whether or not patentable, by or on behalf of Ocugen and/or CanSino and/or their respective Affiliates, whether alone, jointly, or jointly with any third party (including any subcontractors or consultants to Ocugen and/or CanSino and/or their respective Affiliates) in the conduct of or otherwise in connection with the Development Program, and (b) modification of, or an improvement to the Technology set forth in clause (a).

Manufacture

Any activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, release, shipping, holding, conduct of Manufacture Process Development, stability testing, quality assurance and quality control of a Product or any intermediate thereof. When used as a verb, “Manufacturing” means to engage in Manufacture and “Manufactured” has a corresponding meaning.

Manufacture Process Development	The process development, process qualification, and validation and scale-up of the process to manufacture a Product and analytic development and product characterization with respect thereto.

Marketing Authorization

The Regulatory Approval issued in respect of a Drug Approval Application filed by a Party or any of its Affiliates that allows the marketing and sale of a Product for use in the Field in a country or region in the Territory.

Net Sales	The gross amount billed or invoiced by a Party or any of its Affiliates (each, a “Seller”) to third parties throughout the applicable Territory for sales or other dispositions or transfers for value of a Product less: (a) allowances for normal and customary trade, quantity and cash discounts actually allowed and taken; (b) transportation, insurance, postage charges and customs duties, if included on Seller’s bill or invoice or as a separate item; (c) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions or wholesaler chargebacks; (d) rebates, chargebacks and discounts to managed care organizations, and other group purchasing organizations, to the extent actually allowed; and (e) sales, use, value added and excise taxes, tariffs and duties and other taxes and government charges directly related to the sale, transportation or delivery of such Product, as applicable (but not including taxes assessed against the income derived from such sale). In addition, Net Sales are subject to the following:

(i) If any Seller effects a sale, disposition or transfer of a Product to a customer in a country other than on customary commercial terms or as part of a package of products and services, the Net Sales of such Product to such customer shall be deemed to be “the fair market value” of such Product.  For purposes of this subsection (i), “fair market value” means the value that would have been derived had such Product been sold as a separate product to another customer in the applicable country on customary commercial terms.

(ii) For purposes of this definition, “sale” shall mean any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of such Product at no charge for academic research, preclinical, clinical, or regulatory purposes (including the use of such Product in Clinical Trials) or at no charge in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry and/or which is reasonably proportional to the market for such Product).

OCU400

The novel gene therapy known as OCU400 (NR2E3-AAV), consisting of a functional copy of the nuclear hormone receptor gene, NR2E3, delivered to target cells in the retina using an adeno-associated viral vector.

Ocugen Development Activities	All Development activities to be conducted by or on behalf of Ocugen with respect to the Development Program as specified in the Development Plan pursuant to this Agreement.

Ocugen Patent Rights	The Patent Rights that contain one or more claims to the Ocugen Technology, which as of the Effective Date are set forth in Schedule 1.

Ocugen Technology

Any Technology that (a) is necessary for the conduct of the Development Program, and (b) (i) is Controlled by Ocugen or its Affiliates as of the Effective Date or (ii) is Controlled by Ocugen or its Affiliates during the Term and conceived or first reduced to practice by Ocugen or its Affiliates or employees or subcontractors of, consultants to, or collaborators with Ocugen or its Affiliates outside of the conduct of the Development Program, or that otherwise relates to a Product (including its composition of matter, formulation, method of delivery or use, and/or its Manufacture). For clarity, Ocugen Technology shall exclude any Joint Program Technology.

Ocugen Territory	The entire world, excluding the CanSino Territory.

Option Period

The period beginning on the date the first IND for the first Product in the Field in the Ocugen Territory is filed with the appropriate Regulatory Authority in the Ocugen Territory and ending ninety (90) days thereafter.

Patent Rights

The rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof, and all foreign counterparts of any of the foregoing, and also including any and all utility models and registered designs.

Permits

All necessary consents, approvals and authorizations of all Governmental Authorities, Regulatory Authorities or other Persons in connection with the Development, use, importation, promotion, marketing, sale or supply of Products in each country and region of the applicable Territory.

Person

An individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

Phase 1 Clinical Trial	A human clinical trial for a Product in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a).

Phase 2 Clinical Trial

A human clinical trial conducted in any country that would satisfy the requirements of 21 C.F.R. § 312.21(b) and is intended to explore one or more doses, dose responses, and duration of effect, and to generate initial evidence of clinical activity and safety, for a Product in the target patient population.

Phase 3 Clinical Trial

A clinical trial in an extended human patient population designed to obtain data determining efficacy and safety of a Product to support Marketing Authorization in the proposed therapeutic indication, as more fully defined in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent in any foreign country.

Product(s)	In any country of the Territory, any biopharmaceutical preparation, substance, formulation or product comprised, in whole or in part, of OCU400 (or any modification or derivative thereof).

Product Trademark	Any trademark used by a Party in connection with the Commercialization of a Product in the applicable Territory.

Regulatory Approval

With respect to any country or region in the Territory, any approval, registration or authorization of any Regulatory Authority required for the Manufacture, use, storage, transport or Commercialization of a Product for use in the Field in such country or region.

Regulatory Authority

Any national, international, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, Manufacture, production, use, storage, transport, clinical testing, pricing, sale or reimbursement of a Product in the applicable Territory, including in the case of the Ocugen Territory, the FDA and the EMA.

SERI	The Schepens Eye Research Institute, Inc., a Massachusetts non-profit organization having a principal place of business at 20 Staniford Street, Boston, MA 02114, USA.

SERI Agreement	The Exclusive License Agreement, effective as of December 19, 2017, between SERI and Ocugen, a partially redacted copy of which is attached hereto as Exhibit B.

Serious Adverse Event

Any Adverse Event that results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability or incapacity, or is a congenital anomaly/birth defect, as defined more fully in 21 C.F.R. § 312.32.

Significant Development Event

Any of the following material Development events: (a) any material interaction and/or written correspondence between a Party or any of its Affiliates and any Regulatory Authority with respect to a Product; or (b) any material event or result with respect to any Clinical Trial involving a Product.

Technology

Collectively, data, results, technology, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable and in any tangible or intangible form, including: (a) methods of manufacture or use of, and structural and functional information pertaining to, biologics; (b) compositions of matter, data, formulations, processes, techniques, know-how and results; and (c) unregistered design rights, copyright, database rights, rights in respect of confidential information, rights under data exclusivity laws, rights under orphan drug laws, rights under unfair competition laws, property rights in biological or chemical materials, extension of the terms of any such rights, applications for and the right to apply any of the foregoing registered property and rights, and similar or analogous rights. For clarity, Technology excludes Patent Rights.

Territory	The Ocugen Territory and/or the CanSino Territory, as the context requires.

Valid Claim

Any claim of a pending patent application or an issued (or granted) and unexpired patent that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through terminal disclaimer or otherwise, (d) is not lost through an interference proceeding, or foreign equivalent, that is unappealable or unappealed within the time allowed for appeal, and (e) in the case of a claim in a pending patent application, has been pending for not more than seven (7) years after the date of filing of the earliest patent application claiming priority with respect to such claim.

2.              Grant of Rights

2.1           License Grants to CanSino; Option.  Subject to the provisions of this Agreement, Ocugen hereby grants to CanSino:

(a)                     an exclusive (even as to Ocugen), non-sublicensable, royalty-bearing license under the Ocugen Technology and the Ocugen Patent Rights, to use, research, Develop, Manufacture and Commercialize Products in the Field in and for the CanSino Territory;

(b)                     an exclusive (even as to Ocugen), royalty-bearing license, including the right to grant sublicenses solely as provided in Section 2.3, under Ocugen’s rights in the Joint Program Technology and Joint Program Patent Rights, to use, research, Develop, Manufacture and Commercialize Products in the Field in and for the CanSino Territory;

(c)                      an exclusive option (the “Option”), exercisable during the Option Period in accordance with Section 2.4, to expand the license under (i) Section 2.1(a) to include a non-exclusive, non-sublicensable, royalty-free license under the Ocugen Technology and the Ocugen Patent Rights, and (ii) Section 2.1(b) to include a non-exclusive, non-sublicensable, royalty-free license under Ocugen’s rights in the Joint Program Technology and Joint Program Patent Rights, to Manufacture Products in the Field in the CanSino Territory for commercial sale by Ocugen or its Affiliates in the Ocugen Territory [***] following commercial launch of such Products in the Ocugen Territory [***], pursuant to the terms of a supply agreement to be negotiated by the Parties following CanSino’s exercise of the Option (the “Supply Agreement”).

2.2       License Grant to Ocugen.  Subject to the provisions of this Agreement, CanSino hereby grants to Ocugen an exclusive (even as to CanSino), sublicensable, royalty-bearing license under CanSino’s rights in the Joint Program Technology and Joint Program Patent Rights, to use, research, Develop, Manufacture and Commercialize Products in the Field in and for the Ocugen Territory; provided, that (a) sublicensing does not relieve Ocugen of any of its obligations under this Agreement and Ocugen shall remain responsible for the acts and omissions of such

Affiliate or third party in relation thereto; (b) Ocugen shall secure all appropriate covenants, obligations and rights from any such Affiliate or sublicensee, including licenses, assignment of intellectual property rights and confidentiality obligations, to ensure that such Affiliate or sublicensee is subject to, and can comply with, all of Ocugen’s covenants and obligations under this Agreement; and (c) Ocugen shall provide CanSino with a complete copy of the applicable sublicense agreement executed by Ocugen within fourteen (14) days after its execution.

2.3           CanSino Right to Sublicense.  CanSino shall have the right to grant sublicenses, in whole or in part, under the license granted to it under Section 2.1(b) to any of its Affiliates or to any third party with the prior written consent of Ocugen, such consent not to be unreasonably withheld, conditioned or delayed; provided, that (a) sublicensing does not relieve CanSino of any of its obligations under this Agreement and CanSino shall remain responsible for the acts and omissions of such Affiliate or third party in relation thereto; (b) CanSino shall secure all appropriate covenants, obligations and rights from any such Affiliate or sublicensee, including licenses, assignment of intellectual property rights and confidentiality obligations, to ensure that such Affiliate or sublicensee is subject to, and can comply with, all of CanSino’s covenants and obligations under this Agreement; and (c) CanSino shall provide Ocugen with a complete copy of the applicable sublicense agreement executed by CanSino within fourteen (14) days after its execution.

2.4           Exercise of Option.

(a)             CanSino may exercise the Option at any time during the Option Period by giving written notice of exercise to Ocugen (the “Option Exercise Notice”); provided, that if CanSino determines that it shall not exercise the Option prior to expiration of the Option Period, it shall in good faith provide written notice to Ocugen promptly upon such determination.

(b)             During the [***] period following Ocugen’s receipt of the Option Exercise Notice, the Parties shall negotiate in good faith the terms of the Supply Agreement, provided such period may be extended for [***] as mutually agreed by the Parties.  Any Supply Agreement executed by the Parties shall provide, among other things, that the maximum purchase price payable by Ocugen for any Product manufactured and supplied thereunder shall not exceed [***].

2.5           Ocugen Assistance.  Ocugen shall provide CanSino with all documents, information and Data in its possession as reasonably requested by CanSino or that are otherwise necessary or useful for CanSino to conduct the CanSino Development Activities under Article 3, including without limitation all Joint Program Materials under the control of Ocugen.

2.6           CanSino Assistance.  CanSino shall provide Ocugen with all documents, information and Data in its possession as reasonably requested by Ocugen or that are otherwise necessary or useful for Ocugen to conduct the Ocugen Development Activities under Article 3, including without limitation all Joint Program Materials under the control of CanSino.

2.7           SERI License.  CanSino covenants and agrees that it shall comply at all times with Section 2.4 (Reserved Rights), Paragraphs 4.2.1 (Books and Records) and 4.2.2 (Inspections), Sections 5.2-5.6 (U.S. Manufacture, Other Government Laws, Patent Marking, Publicity, and Confidentiality), Article 6 (Patent Preparation, Filing, Prosecution and Maintenance), Article 7 (Patent Infringement and Enforcement), Paragraph 8.4.4 (Termination — Sublicenses), Article 9 (Indemnification, Defense and Insurance), Article 10 (Disclaimer of Warranties) and Article 12 (Dispute Resolution) of the SERI Agreement, which provisions are binding on CanSino in its capacity as Ocugen’s sublicensee under the SERI Agreement and are incorporated herein by reference.  For the avoidance of doubt, all such provisions shall be binding on CanSino as and to the same extent they are binding on Ocugen or to the extent they are directly applicable to a sublicensee of Ocugen under the SERI Agreement in accordance with their terms.  CanSino acknowledges and agrees that, pursuant to Section 2.5.2(d) of the SERI Agreement, CanSino does not have the right to grant further sublicenses of the rights granted by Ocugen to CanSino under Section 2.1(a) and Section 2.1(c) of this Agreement.

2.8           Non-Competition.  During the Term, except as set forth in this Agreement, CanSino and its Affiliates shall not, directly or indirectly (with, for the benefit of, using, or with the sponsorship of, any third party) be permitted to research, Develop, Manufacture or Commercialize any preparation, substance, formulation or product that is competitive with or to a Product in the Field anywhere in the world, unless CanSino first obtains Ocugen’s written consent, which consent Ocugen may grant or withhold in its sole and absolute discretion.

3.              Co-Development of Products

3.1           Objectives and Implementation of Development Program.  Consistent with the remaining terms and conditions of this Agreement, the Parties shall collaborate with one another in the Field during the Term as it relates to the Development of Products in and for their respective Territories in accordance with the Development Plan.  The initial Development Plan, which describes the Ocugen Development Activities and the CanSino Development Activities to be carried out by the Parties in and for their respective Territories from the Effective Date through the end of calendar year [2020] is attached hereto as Exhibit A. [***] the Parties shall jointly prepare an updated Development Plan and submit it to the JSC for its review and approval pursuant to Section 3.9.  The Parties shall use Commercially Reasonable Efforts to collaborate on, prepare and submit each Development Plan to the JSC [***].  Any amendment, modification or update to any Development Plan shall be set forth in a written document prepared by one or both Parties and reviewed by the JSC, shall specifically state that it is an amendment, modification or update to the then-existing Development Plan and shall be sent to the JSC members no later than twenty (20) days prior to the meeting of the JSC at which such amendment, modification or update is to be reviewed and approved.  For clarity, all Joint Program Technology and Joint Program Patent Rights shall be jointly owned by the Parties and each Party shall be free to practice such Joint Program Technology and Joint Program Patent Rights in its Territory, subject to any terms or conditions of this Agreement to the contrary.

3.2           Conduct of Development Program; Diligence

(a)                     Ocugen Diligence.  Ocugen shall use Commercially Reasonable Efforts to conduct the Ocugen Development Activities as set forth in the Development Plan and to bring one or more Products in the Field into commercial use in the Ocugen Territory as quickly as possible.  Ocugen is solely responsible for the Development of Products in the Field in and for the Ocugen Territory in accordance with the Development Plan.

(b)                     CanSino Diligence.  CanSino shall use Commercially Reasonable Efforts to conduct the CanSino Development Activities as set forth in the Development Plan and to bring one or more Products in the Field into commercial use in the CanSino Territory as quickly as possible.  CanSino is solely responsible for the Development of Products in the Field in and for the CanSino Territory in accordance with the Development Plan.

3.3           Costs of Development.  Ocugen is solely responsible for all costs and expenses associated with the performance of the Ocugen Development Activities and the Development of Products in the Field in and for the Ocugen Territory as set forth in the Development Plan, and CanSino is solely responsible for all costs and expenses associated with the performance of the CanSino Development Activities and the Development of Products in the Field in and for the CanSino Territory as set forth in the Development Plan.

3.4           Engagement of Third Party Contractors.  A Party may engage third party contractors (but CanSino shall not be permitted to grant sublicenses under the Ocugen Technology or the Ocugen Patent Rights) to perform, as applicable, Ocugen Development Activities or CanSino Development Activities hereunder; provided, that with respect to any such subcontract, (a) the applicable third party contractor shall execute an agreement containing provisions that (i) are consistent with the cooperation, records and reports, ownership, confidentiality and intellectual property provisions set forth in this Agreement, and (ii) assign any and all intellectual property rights discovered or invented by the third party contractor thereunder to Ocugen or CanSino, as applicable, and (b) such Party shall promptly provide the other Party with a copy of such subcontract upon its execution.

3.5           Compliance.  Each Party shall perform all Development activities for which it is responsible under the Development Plan in a good scientific manner and in compliance with all Applicable Laws.

3.6           Records and Reports.  Each Party shall maintain complete and accurate records of its activities in respect of the Development Program in accordance with good business practices and in sufficient detail, including in sufficient detail for the purpose of making patent filings and regulatory filings, in good scientific manner, or otherwise in a manner that reflects all work done and results achieved.  Each Party may review and copy such records at reasonable times, and upon reasonable notice.  Each Party shall provide to the other Party, at least once each calendar quarter for as long as the Development Program is ongoing, a reasonably detailed report that summarizes: (a) all Development activities conducted and results obtained by such Party with respect to each Product during the most recently completed calendar quarter; and (b) any Significant Development Events applicable to such Product.

3.7           Manufacture and Supply of Products Prior to and After Regulatory Approval.

(a)                     Except as set forth in any supply agreement executed by the Parties, prior to Ocugen’s receipt of Regulatory Approval for a Product in the Field in a particular country or regulatory jurisdiction in the Ocugen Territory, CanSino shall be responsible, in accordance with the Development Plan or as may otherwise be agreed by the JSC, to Manufacture and supply Ocugen with such form and quantity of CTM as Ocugen requires to carry out Clinical Trials and other tests and to otherwise conduct Ocugen Development Activities anywhere in the Ocugen Territory.

(b)                     Except as set forth in the Development Plan or in any supply agreement executed by the Parties, CanSino shall be responsible, at its sole cost and expense, for the Manufacture and supply of (i) such form and quantity of CTM as CanSino requires to carry out Clinical Trials and other tests and to otherwise conduct CanSino Development Activities anywhere in the CanSino Territory, and (ii) each finished Product in its commercial packaging presentation, for use by CanSino in the Field in each country or regulatory jurisdiction in the CanSino Territory after CanSino’s receipt of Regulatory Approval for such Product in such country or regulatory jurisdiction.

(c)                      Except as set forth in any supply agreement executed by the Parties, including the Supply Agreement, Ocugen shall be responsible, at its sole cost and expense, for the Manufacture and supply of each finished Product in its commercial packaging presentation, for use by Ocugen in the Field in each country or regulatory jurisdiction in the Ocugen Territory after Ocugen’s receipt of Regulatory Approval for such Product in such country or regulatory jurisdiction.

3.8           Regulatory Filings/Approvals and Assistance

(a)                     Each Party shall use Commercially Reasonable Efforts to obtain in its own name Marketing Authorizations for the Products in its Territory, including, where applicable, obtaining accelerated review of each application for Marketing Authorization.

(b)                     Ocugen shall have the sole right and responsibility for (i) preparing, filing and maintaining all regulatory filings and Regulatory Approvals for the Products in the Field in the name of Ocugen or any of its Affiliates, and (ii) reporting to Regulatory Authorities all Adverse Events and Serious Adverse Events to the extent required by Applicable Laws, in each case for and in respect of the Ocugen Territory.  Ocugen shall solely and exclusively own all Regulatory Approvals obtained by Ocugen in and for the Ocugen Territory.

(c)                      CanSino shall have the sole right and responsibility for (i) preparing, filing and maintaining all regulatory filings and Regulatory Approvals for the Products in the Field in the name of CanSino or any of its Affiliates, and (ii) reporting to Regulatory Authorities all Adverse Events and Serious Adverse Events to the extent required by Applicable Laws, in each case for and in respect of the CanSino Territory.  CanSino shall solely and exclusively own all Regulatory Approvals obtained by CanSino in and for the CanSino Territory.

(d)                     Upon the reasonable request of Ocugen, CanSino shall reasonably respond to questions or comments from Regulatory Authorities in the Ocugen Territory as it relates to use of Products in the Field. In the event that a Regulatory Authority requests any information that has not been provided to Ocugen by CanSino, to the extent such additional information is under the control of CanSino, CanSino shall provide such information to Ocugen at no additional cost.  Upon the reasonable request of CanSino, Ocugen shall reasonably respond to questions or comments from Regulatory Authorities in the CanSino Territory as it relates to use of Products in the Field. In the event that a Regulatory Authority requests any information that has not been provided to CanSino by Ocugen, to the extent such additional information is under the control of Ocugen, Ocugen shall provide such information to CanSino at no additional cost.

(e)                      CanSino shall reasonably cooperate with any on-site inspection by a Regulatory Authority as regards any Clinical Trial being conducted by Ocugen, as it relates to Ocugen’s Manufacture of finished Products in accordance with Section 3.7, or pursuant to this Agreement.  Ocugen shall reasonably cooperate with any on-site inspection by a Regulatory Authority as regards any Clinical Trial being conducted by CanSino, as it relates to CanSino’s Manufacture and supply of CTM or finished Products to Ocugen in accordance with Section 3.7, or pursuant to this Agreement.

3.9           Further Cooperation.  Further to the Parties’ respective obligations under Section 2.5 and Section 2.6, each Party shall share with the other Party all information it obtains in its conduct of the Development Program, including but not limited to documents and Data in regard to pre-clinical activities, clinical activities, CMC Technology, Manufacture, and Regulatory Approval in or for its Territory.

3.9           Joint Steering Committee.  On the Effective Date, the Parties shall establish a joint steering committee (“JSC”).  The JSC shall have and perform the following responsibilities, provided the JSC shall have no authority to amend this Agreement: (a) oversight with respect to the conduct of the Development Program and implementation and execution of the Development Plan; (b) reviewing and approving the Development Plan and all amendments thereto; (c) reviewing and discussing the overall performance of Development activities by the Parties and comparing same to the diligence obligations set forth in Section 3.2; (d) reviewing and/or ensuring the exchange of all Technology, proprietary materials, reports or other information submitted to each Party or the JSC pursuant to this Agreement; (e) attempting to resolve all matters between the Parties that are in dispute; and (f) performing such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as mutually determined by the Parties in writing.  The JSC shall be comprised of four (4) members, consisting of two (2) from Ocugen and two (2) from CanSino, which members shall review and discuss at each meeting of the JSC, among other things, the Development Program, including Development activities being undertaken by the Parties and strategies and decisions to carry out co-Development of Products as specified in this Agreement.  The JSC shall establish a schedule of times for regular meetings and special meetings may be convened by any member upon not less than thirty (30) days’ written notice to the other members.  In no event shall the JSC meet less frequently than once every calendar quarter and at least two (2) meetings per calendar year shall be in-person meetings.  At each JSC meeting, the presence in person of at least one (1) member designated by each Party shall constitute a quorum and the representatives of a Party shall have one (1) collective vote on all matters before the JSC at such meeting.  All decisions of the JSC shall be made by unanimous vote.  If unanimous vote is not achieved, the Parties shall resolve the dispute in accordance with the terms of Section 11.6.

4                     Commercialization

4.1           Responsibility for Commercialization of Products.  Consistent with the remaining terms and conditions of this Agreement, each Party shall be solely responsible for Commercialization of Products in the Field in its Territory.  For clarity, Ocugen shall be solely responsible for the Commercialization of Products in the Field in the Ocugen Territory, and CanSino shall be solely responsible for the Commercialization of Products in the Field in the CanSino Territory, in each case including all pre-marketing, marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, sales and marketing and conducting any post-marketing trials or databases and post-marketing safety surveillance), maintaining all issued Marketing Authorizations, maintaining all pharmacovigilance systems and activities as required by Applicable Laws and the timing and launch of all Products.  Each Party shall, and shall cause its Affiliates, to market and promote the Products only in the Field in its Territory.

4.2           Commercialization Plan.  No later than [six] ([6]) months prior to the expected First Commercial Sale of the first Product anywhere in the Ocugen Territory or the CanSino Territory, as applicable, the responsible Party shall provide to the other Party its initial

Commercialization Plan for its Territory.  Each Party shall provide the other Party with an updated Commercialization Plan no later than December 31 of each calendar year beginning with the calendar year in which First Commercial Sale of the first Product in its Territory occurs.

4.3           Responsibility for Commercialization Expenses.  Each Party shall be solely responsible for paying all costs and expenses incurred in connection with its Commercialization of Products in the Field in its Territory.

4.4           Commercialization Diligence.  In each country or regulatory jurisdiction in the Ocugen Territory in which it receives Marketing Authorization, Ocugen shall use Commercially Reasonable Efforts during the Term to Commercialize the corresponding Product(s) in the Field in such country or regulatory jurisdiction.  In each country or regulatory jurisdiction in the CanSino Territory in which it receives Marketing Authorization, CanSino shall use Commercially Reasonable Efforts during the Term to Commercialize the corresponding Product(s) in the Field in such country or regulatory jurisdiction.

4.5           Commercialization Reports.  Each Party shall maintain a record of all of its Commercialization activities in accordance with good business practices.  No later than December 31 of each calendar year beginning with the calendar year in which First Commercial Sale of the first Product occurs in its Territory, such Party shall provide to the other Party a reasonably detailed report that summarizes the Commercialization activities conducted by such Party during such calendar year.

4.6           Product Trademarks.  Ocugen may, in its sole discretion, select, and Ocugen shall own, the Product Trademarks for use on Products in the Field in and for the Ocugen Territory, and Ocugen shall be responsible for the registration, prosecution, maintenance and enforcement thereof.  CanSino may, in its sole discretion, select, and CanSino shall own, the Product Trademarks for use on Products in the Field in and for the CanSino Territory, and CanSino shall be responsible for the registration, prosecution, maintenance and enforcement thereof; provided, that CanSino shall: (a) notify Ocugen of its choice of any Product Trademark [***] before effecting its first filing of a Marketing Authorization for the related Product(s); and (b) notify Ocugen if it is required by any Regulatory Authority to alter, amend or change such Product Trademark.  CanSino warrants that none of the Product Trademarks selected/owned by CanSino pursuant to this Section 4.6 will infringe any third party’s rights, and CanSino shall indemnify Ocugen if Ocugen incurs any liability related to CanSino’s breach of such warranty.

4.7           Additional Obligations of CanSino.  In addition to its other obligations set forth in this Article 4, CanSino shall, during the Term, at its own cost and expense, use Commercially Reasonable Efforts to: (a) initiate, extend, promote and maximize sales of the Products in the Filed in and for the CanSino Territory and not do or take any action which could hinder or interfere with such sales; (b) achieve the sales forecasts contained in the applicable Commercialization Plan; and (c) allocate its promotional and sales resources and such technical support for the promotion, marketing and sales of the Products as may reasonably be required to maximize sales of such Products in the Field in and for the CanSino Territory.

4.8           Compliance with Applicable Laws.  CanSino shall undertake to Commercialize Products in the Field in and for the CanSino Territory entirely in accordance with the Marketing Authorization of/for such Products and in accordance with all Applicable Laws.

4.9           Adverse Events.  During the Term, each Party shall be responsible for promptly notifying the other Party regarding any Adverse Event, whether actual or suspected, in respect of Products that is suffered anywhere in the world and with respect to which such Party obtains information or knowledge (the “receiving Party”) in accordance with the following: (a) the receiving Party shall report to the other Party by telephone (followed by written descriptions) or in writing any information regarding a Serious Adverse Event concerning drug reactions that are life-threatening or cause death within two (2) days after an initial determination by the receiving Party that the Adverse Event is serious; (b) the receiving Party shall report to the other Party in writing any information about any Serious Adverse Event that does not fall within the scope of Section 4.9(a) within seven (7) days after an initial determination by the receiving Party that the Adverse Event is serious; (c) the receiving Party shall report to the other Party by telephone (followed by written descriptions) or in writing any information regarding a non-serious Adverse Event that does not fall within the scope of Section 4.9(a) within ninety (90) days after the date the receiving Party receives the information; and (d) the receiving Party’s reports pursuant to this Section 4.9 shall contain any relevant information reasonably required by the other Party to meet the requirements of any Regulatory Authority in/for its Territory.

5                     Payment/Consideration

5.1           Royalties.  In consideration for the licenses granted under Sections 2.1 and 2.2 and the rights of each Party to Commercialize Products in its Territory, each Party agrees to pay the other Party royalties under this Agreement as follows:

(a)                     On a Product-by-Product and country-by-country basis, Ocugen will pay CanSino [***] in such country in the Ocugen Territory in a given calendar year (or partial calendar year), commencing with the First Commercial Sale of such Product in such country and ending upon the last day of the Term for such Product in such country pursuant to Section 9.1; and

(b)                     On a Product-by-Product and country-by-country basis, CanSino will pay Ocugen [***] in such country in the CanSino Territory in a given calendar year (or partial calendar year), commencing with the First Commercial Sale of such Product in such country and ending upon the last day of the Term for such Product in such country pursuant to Section 9.1.

5.2           Royalty Reports.  In accordance with this Agreement, each Party shall prepare and provide to the other Party with its royalty payment, a royalty report showing: (a) the gross sales and Net Sales of each Product by country in its Territory; (b) the total amount of deductions from gross sales taken to determine Net Sales; and (c) a calculation of the amount of the royalty due to the other Party under Section 5.1.  The foregoing amounts shall be expressed in both Ren Min Bi (RMB) (i.e., Chinese Yuans) and Dollars and shall be converted using as the applicable foreign exchange the average of the closing rates published in the eastern edition of The Wall Street Journal under the heading “Money Rates” or any other mutually agreed upon source for each applicable calendar quarter for which such report is due.

5.3           Payments. [***] All payments made by a Party under this Section 5.3 shall be made by wire transfer from a banking institution in United States Dollars in accordance with instructions given from time to time by the other Party.  CanSino acknowledges and agrees that it shall make the payments required under this Section 5.3 in a timely manner so that Ocugen may comply with its obligations to make payments to SERI in accordance with Articles 3 and 4 of the SERI Agreement.

5.4           Non-Monetary Sales.  Neither Party shall enter into any agreement, nor permit any agreement to be made, under which any non-monetary Net Sales are obtained or due to be obtained by a Party, except with the prior written consent of the other Party.

5.5           Prohibited Payments.  If, at any time during the continuation of this Agreement, either Party is prohibited from making any of the payments required hereunder by a Governmental Authority in any country (“the prohibited Party”), then the prohibited Party shall, within the prescribed period for making said payments, in the appropriate manner, use Commercially Reasonable Efforts to secure from such Governmental Authority in the relevant country permission to make said payments, and shall make such payments within [***] after receiving such permission. If such permission is not granted within [***] after the prohibited Party makes such request for permission, then, at the option of the other Party, the prohibited Party shall make the payments due in the currency of the relevant country, either to a bank account designated by the other Party within such country or to an Affiliate designated by the other Party.

5.6           Books and Records.  Each Party shall keep, and shall require its Affiliates to keep, true books of account containing an accurate record (together with all supporting documentation) of all data and information necessary for determining and/or verifying the amounts payable to the other Party hereunder and to SERI pursuant to the SERI Agreement.  Each Party shall keep its records at its principal place of business or the principal place of business of the appropriate division of such Party to which this Agreement relates and shall require its Affiliates and permitted sublicensees to keep their books and records related to this Agreement in the same manner.

6                     Intellectual Property

6.1           Intellectual Property Rights.  As between the Parties, Ocugen shall have sole and exclusive Control of all right, title and interest on a worldwide basis in and to any and all Ocugen Technology and Ocugen Patent Rights, subject to the licenses provided to CanSino pursuant to this Agreement.  The Parties shall jointly Control all right, title and interest on a worldwide basis in and to any and all Joint Program Technology, Joint Program Patent Rights and Joint Program Materials.  Each Party hereby agrees to promptly notify the other Party of the conception or reduction to practice of any Joint Program Technology or Joint Program Materials and to promptly execute any documents that may be necessary to perfect the other Party’s rights in and to such Joint Program Technology.

6.2           Patent Filing, Prosecution and Maintenance.  Ocugen shall, acting through patent counsel of its choice: (a) endeavor to prepare, file, prosecute and maintain the Ocugen Patent Rights and the Joint Program Patent Rights worldwide so as to secure the broadest protection reasonably and lawfully available; (b) consult with CanSino in relation to the preparation, filing, prosecution and maintenance of the Ocugen Patent Rights and the Joint Program Patent Rights, as well as all changes to patent claims or specifications that would have the effect of reducing or limiting the extent of such patent coverage; and (c) pay all fees and expenses to prepare, file, prosecute and maintain the Ocugen Patent Rights and the Joint Program Patent Rights worldwide as and when due, provided CanSino shall reimburse Ocugen for the portion of such fees and expenses that are incurred by Ocugen in, for or with respect to the CanSino Territory.  Ocugen shall consult in good faith with CanSino and CanSino shall cooperate with and assist Ocugen in all reasonable respects, in connection with Ocugen’s preparation, filing, prosecution and maintenance of such Ocugen Patent Rights and Joint Program Patent Rights.  If Ocugen desires to abandon or to not maintain any of the Joint Program Patent Rights in the Field in and for the CanSino Territory (or to cease funding any application or Patent forming a part of such Joint Program Patent Rights), it shall give CanSino [***] prior written notice of same, and CanSino shall have the right but not the obligation, beginning at the end of such [***] period, to pursue preparing, filing, prosecuting and/or maintaining such Joint Program Patent Rights in the Field solely in and for the CanSino Territory, at its sole cost and expense.

6.3           Enforcement and Defense.

(a)                     Each Party shall inform the other Party promptly if it becomes aware of any infringement, potential infringement or misappropriation of any Ocugen Patent Rights or Joint Program Patent Rights in the Field anywhere in the world, and the Parties shall consult with each other regarding a strategy for enforcement/defense and the best way to respond to such infringement.  Notwithstanding the foregoing, as between the Parties, Ocugen shall have the first right, but not the obligation, to address infringement of the Ocugen Patent Rights and the Joint Program Patent Rights anywhere in the world by taking reasonable steps, which may include the institution of legal proceedings or other action, and to compromise or settle such infringement of the Ocugen Patent Rights or the Joint Program Patent Rights, provided Ocugen shall keep CanSino informed about such infringement response and CanSino shall provide all reasonable cooperation to Ocugen in connection with such infringement response.  In the event that Ocugen initiates any such action, any damages or other payments recovered shall belong solely to Ocugen.  Ocugen shall not take any position with respect to, or compromise or settle, any such infringement of the Ocugen Patent Rights or Joint Program Patent Rights in any way that may derogate from CanSino’s rights in this Agreement, without the prior written consent of CanSino, which consent shall not be unreasonably withheld, conditioned or delayed.  If Ocugen does not intend to enforce /defend any Ocugen Patent Rights or Joint Program Patent Rights, or ceases to diligently pursue infringement of any Ocugen Patent Rights or Joint Program Patent Rights anywhere in the world, it shall promptly inform CanSino of such fact.  All costs relating to Ocugen’s infringement responses under this Section 6.3(a) shall be borne solely by Ocugen.

(b)                     If Ocugen informs CanSino that it does not intend to enforce/defend any Ocugen Patent Rights or Joint Program Patent Rights, or ceases to diligently pursue infringement of any Ocugen Patent Rights or Joint Program Patent Rights anywhere in the world in accordance with Section 6.3(a), then CanSino shall have the right, but not the obligation, at its own expense, upon written notice to Ocugen, to address such infringement of such Ocugen Patent Rights or Joint Program Patent Rights by taking reasonable steps, which may include the institution of legal proceedings or other action, and to compromise or settle such infringement of such Ocugen Patent Rights or Joint Program Patent Rights against the applicable third party, provided CanSino shall keep Ocugen informed about such infringement response and Ocugen shall provide all reasonable cooperation to CanSino in connection with such infringement response. CanSino shall not take any position with respect to, or compromise or settle, any such infringement of the Ocugen Patent Rights or Joint Program Patent Rights in any way that may derogate from Ocugen’s rights in this Agreement, without the prior written consent of Ocugen, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event that CanSino initiates any such action, any damages or other payments recovered shall belong solely to CanSino.

(c)                      Before starting any legal action under Section 6.3(b), CanSino shall consult with Ocugen as to the advisability of the action or settlement, its effect on the good name of Ocugen, the public interest, and how the action should be conducted.

(d)                     If the alleged infringement of the Ocugen Patent Rights or the Joint Program Patent Rights is both within and outside the Field, the Parties shall also co-operate with Ocugen’s other licensees (if any) in relation to any such action(s).

(e)                      Each Party agrees to be joined in any suit to enforce the Ocugen Patent Rights or Joint Program Patent Rights in the applicable Territory in accordance with Section 6.3(a) or Section 6.3(b), as applicable, subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses, or other liabilities such Party may incur in connection therewith or resulting therefrom, and such Party shall have the right to be separately represented in any such suit by its own counsel at its own expense.

6.4           Infringement of Third-Party Rights

(a)                     If any warning letter or other notice of infringement from a third party is received by a Party, or a legal suit, proceeding or other action is brought against a Party, alleging infringement of the Technology or Patent Rights of such third party by reason of the conduct of the Development Program, the use, Development, Manufacture or Commercialization of any Product in the Field, or the use of any Ocugen Patent Rights or Joint Program Patent Rights hereunder, that Party shall promptly provide full details to the other Party, and the Parties shall discuss as soon as possible the overall strategy for defense of such matter and the best way to respond.  Notwithstanding the foregoing, Ocugen shall have the obligation to defend any such suit, proceeding or other action, provided, CanSino shall have the right to separate counsel at its own expense in any such suit, proceeding or other action.  The Parties shall cooperate with each other in all reasonable respects in any such suit, proceeding or other action, and all expenses with respect to any such suit, proceeding or other action in the Territory shall be borne equally by the Parties.  Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party, including all documents filed in any litigation.

(b)                     Ocugen shall have the right to settle the related suit, proceeding or other action with the applicable third party, provided, that if the taking of any action or any proposed settlement involves the making of any statement, express or implied, concerning the validity of the Ocugen Patent Rights or the Joint Program Patent Rights, CanSino shall be notified before Ocugen takes such action or makes such settlement.

7                     Representations, Warranties and Covenants

7.1           Representations and Warranties of the Parties.  Each Party represents and warrants to the other Party as of the Effective Date that:

(a)                     it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

(b)                     it has the full right, power, and authority to enter into this Agreement and to grant the rights and licenses granted by it under this Agreement;

(c)                      there are no existing, or to its knowledge, threatened Claims pending with respect to the subject matter of this Agreement or its right to enter into and perform its obligations under this Agreement;

(d)                     it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(e)                      this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms, subject to the general principles of equity and to the laws of bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally, and to any applicable competition laws;

(f)                       all Permits required to be obtained by it in accordance with the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been or will be obtained, and in the case of CanSino, all Permits have been or will be obtained in relation to its conduct of any and all activities described hereunder to be performed in or with respect to the CanSino Territory; and

(g)                      the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with or constitute a default under any of its constitutional or formation agreements.

7.2           Ocugen’s Additional Warranties.  Ocugen further represents and warrants as of the Effective Date, and covenants as and to the extent applicable during the Term, that:

(a)                     it has full right and authority to grant the licenses and rights granted under this Agreement, and no rights or licenses are required from Ocugen, or to its knowledge, any other Person, in order for CanSino to Develop, Manufacture and Commercialize Products in the Field in and for the CanSino Territory as contemplated under this Agreement other than the rights granted to CanSino under Section 2.1;

(b)                     to Ocugen’s knowledge, there are no Patent Rights Controlled by a third party that would be infringed by CanSino’s use of the Ocugen Technology or CanSino’s practicing of the Ocugen Patent Rights in the Field in and for the CanSino Territory, and to Ocugen’s knowledge, no Claim or litigation has been brought or asserted (and Ocugen has no knowledge of any Claim, whether or not brought or asserted, or of any facts or circumstances that exist that would reasonably be expected to give rise to any such Claim or litigation) by any Person alleging that (i) the Ocugen Patent Rights are invalid or unenforceable or (ii) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Ocugen Technology or the Ocugen Patent

Rights existing as of the Effective Date as contemplated herein, violates, infringes, constitutes misappropriation of or otherwise conflicts or interferes with or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any other Person; and

(c)                      to Ocugen’s knowledge, no Person is infringing or threatening to infringe, or misappropriating or threatening to misappropriate, the Ocugen Patent Rights existing as of the Effective Date.

(d)                     it has made and will make commercially reasonable efforts to maintain the validity of the Ocugen Patent Rights and will not surrender its licenses in any way so as to secure the broadest protection reasonably and lawfully available.

8                 Confidential Information

8.1           Confidentiality Obligations.  Each Party (the “Receiving Party”) undertakes:

(a)                     to maintain as secret and confidential all Confidential Information obtained directly or indirectly from the other Party (the “Disclosing Party”) in the course of, or in anticipation of, this Agreement and to respect the Disclosing Party’s rights therein;

(b)                     not to use such Confidential Information for any purpose other than as contemplated in this Agreement or with the Disclosing Party’s prior written consent;

(c)                      not to disclose such Confidential Information to any Person other than those of its staff or advisers to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement and which are under equally strict confidentiality obligations; and

(d)                     take all reasonable steps necessary to prevent the unauthorized disclosure or use of any of the Disclosing Party’s Confidential Information.

8.2           Exceptions to obligations. The provisions of Section 8.1 shall not apply to Confidential Information which the Receiving Party can demonstrate by reasonable, written evidence:

(a)                     was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

(b)                     is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

(c)                      is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees or Affiliates; or

(d)                     is independently developed by the Receiving Party by individuals who have not had any direct or indirect access to the Disclosing Party’s Confidential Information; or

(e)                      the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any Governmental Authority or Regulatory Authority, provided, that the Receiving Party shall (i) inform the Disclosing Party as soon as reasonably practicable, and (ii) at the Disclosing Party’s request seek to persuade the court, Governmental Authority or Regulatory Authority to have the information treated in a confidential manner, where and to the extent this is possible under such court’s or authority’s procedures.

8.3           Disclosures to Employees. The Receiving Party shall procure that all of its employees and subcontractors pursuant to this Agreement (if any) who have access to any of the Disclosing Party’s information to which Section 8.1 applies shall be made aware of and subject to the obligations of this Article 8 and shall have entered into written undertakings of confidentiality at least as restrictive as those set forth in Section 8.1 which apply to the Disclosing Party’s Confidential Information.

8.4           Regulatory Disclosures. Each Party has the right to make announcements or disclosures concerning the transactions contemplated by this Agreement or any ancillary matter, if:

(a)                     required under Applicable Laws, including the rules of any securities exchange or regulatory or governmental body to which either Party is subject; or

(b)                     in connection with information supplied to its shareholders from time to time;

provided, that the announcement shall be made after consultation with and the prior agreement of the other Party as to the terms and timetable for publication of the announcement, such consultation and prior agreement to be sought within a reasonable timeframe and not to be unreasonably withheld or delayed by the other Party; provided, however, that the Parties acknowledge that each Party may disclose the Confidential Information to any securities exchanges where the securities of a Party or its Affiliates are or intend to be traded, but only to the extent required by such securities exchanges, without further notice to the other Party.

8.5           Return of Confidential Information. Upon the termination of this Agreement for any reason, the Receiving Party shall return to the Disclosing Party any documents or other materials that contain the Disclosing Party’s Confidential Information, including all copies made and make no further use or disclosure thereof, provided, that the Receiving Party may retain one copy of the Confidential Information of the Disclosing Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with Applicable Laws and its obligations hereunder.

9                 Term and Termination

9.1           Commencement and Termination by Expiry. This Agreement, and the licenses granted hereunder, shall come into effect on the Effective Date and, unless terminated earlier in accordance with this Section 9, shall continue in force on a country-by-country and Product-by-Product basis until the later of: (a) the expiration of the last Valid Claim included within the Ocugen Patent Rights claiming or Covering such Product that, but for this Agreement, would be infringed by such Product, as applicable, in such country; and (b) the tenth (10th) anniversary of the First Commercial Sale of such Product in such country (the “Term”), and on such date this Agreement and the licenses granted hereunder shall terminate automatically by expiry with respect to such Product in such country.  Notwithstanding the foregoing, this Agreement shall terminate contemporaneously upon any termination of the SERI Agreement, provided, that if at the time of such termination CanSino is not in breach or default of this Agreement, CanSino shall have the right to request conversion of this Agreement to an agreement/license directly between SERI and CanSino, and SERI shall not unreasonably withhold its acceptance of such conversion if CanSino agrees to be bound by all of the provisions of the SERI Agreement.

9.2           Other Bases of Termination.  Either Party may terminate this Agreement at any time by notice in writing to the other Party (the “Other Party”), such notice to take effect as specified in the notice:

(a)                     in its entirety if the Other Party is in material or persistent breach of this Agreement and, in the case of a breach capable of remedy within [***], the breach is not remedied within [***] of the Other Party receiving written notice specifying the breach and requiring its remedy; or

(b)                     in its entirety immediately upon written notice to the Other Party in the event that the Other Party or any of its Affiliates challenges or assists a third party in initiating or pursing a challenge of any Technology Controlled by such Party; or

(c)                      if (i) the Other Party becomes insolvent or unable to pay its debts as and when they become due, or (ii) an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or (iii) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of the Other Party’s assets or business, or (iv) the Other Party makes any composition with its creditors, or (v) the Other Party ceases to continue its business, or (vi) as a result of debt and/or maladministration the Other Party takes or suffers any similar or analogous action in any jurisdiction.

9.3           Sale of Remaining Inventory.  Upon expiration or termination of this Agreement for any reason, CanSino shall be entitled to sell, use, or otherwise dispose of (subject to payment of royalties under Section 5) any unsold or unused stock of the Products for a period of [***] after the effective date of termination, provided that CanSino is then and remains during such [***] period in compliance with all of the other terms and conditions of this Agreement.

9.4           Consequences of Termination by Ocugen Under Sections 9.2(a) and 9.2(b).

If this Agreement is terminated by Ocugen pursuant to Section 9.2(a) or Section 9.2(b), then:

(a)                     The licenses granted to CanSino under Section 2.1(a) and Section 2.1(b) shall be terminated and of no further force and effect, and to the extent permitted by Applicable Laws, CanSino shall promptly assign to Ocugen all regulatory filings (including any Regulatory Approvals) for the Products in the Field in and for the CanSino Territory.

(b)                     Within [***] after such termination, CanSino shall provide to Ocugen a fair and accurate summary of the status and results of its Development, Manufacturing and Commercialization activities for Products in the Field in and for the CanSino Territory prior to the effective date of termination.

(c)                      CanSino shall use Commercially Reasonable Efforts to effect a timely transition to Ocugen of all Development, Manufacturing and Commercialization activities and responsibilities for Products in the Field in and for the CanSino Territory as are in existence as of the date of termination in accordance with a transition plan to be mutually agreed by the Parties.  CanSino shall promptly discontinue and wind-down or transfer to Ocugen, at CanSino’s cost, any clinical Development activities still ongoing and forward all interim and final reports and underlying data from such activities to Ocugen as part of such transition.

(d)                     Effective upon such termination and request by Ocugen for such license, CanSino hereby grants to Ocugen a perpetual, irrevocable, exclusive (even as to CanSino, except with respect to Manufacturing if a supply agreement between the Parties is then in effect in accordance with Section 9.4(e)) license, with the right to grant sublicenses, under CanSino’s rights in the Joint Program Technology and Joint Program Patent Rights, used in the Development, Manufacture or Commercialization of Products on the date of termination, solely to continue to Develop, Manufacture (subject to Section 9.4(e)) and/or Commercialize Products in the Field in the CanSino Territory.  The foregoing license shall be royalty-bearing as follows: (i) Ocugen shall pay CanSino a royalty of [***] of the Net Sales of Products by Ocugen or its sublicensees (to the extent such Products are thereafter Commercialized by Ocugen or its sublicensees) until such time as the amounts paid under this Section 9.4(d) equals the sum of the actual documented and audited out-of-pocket expenses paid by CanSino to conduct CanSino Development Activities and other Develop Products in the Field in and for the CanSino Territory as part of the Development Program (the “CanSino Development Costs”); and (ii) Sections 5.2, 5.3, 5.4 and 5.5 shall apply mutatis mutandis to Ocugen’s payment of such royalties.  Thereafter, the license granted under this Section 9.4(d) shall be a fully paid-up, non-royalty bearing, perpetual, non-exclusive license in and for the CanSino Territory.

(e)                   Upon Ocugen’s request, CanSino shall, as part of any transition plan mutually agreed by the Parties under Section 9.4(c), at Ocugen’s expense, transfer to Ocugen (or its designee) any processes, documents, materials and other Technology, to the extent the foregoing is Controlled by CanSino as of the effective date of termination and used in the Manufacture of Products in the Field in and for the CanSino Territory as of the date of termination; provided, that CanSino shall, pursuant to any supply agreement then in place between the Parties, on the terms set forth in such supply agreement, continue to non-exclusively supply Ocugen with clinical and/or commercial quantities of Products under Development or being Commercialized by CanSino in the Field in and for the CanSino Territory, in either case, as of the effective date of termination, until the expiration or termination of such supply agreement in accordance with its terms.

9.5           Consequences of Termination by CanSino Under Sections 9.2(a) and 9.2(b).  If this Agreement is terminated by CanSino pursuant to Section 9.2(a) or Section 9.2(b), then:

(a)         The licenses granted to CanSino under Section 2.1(a) and Section 2.1(b) shall continue to be valid in accordance with this Agreement, and to the extent permitted by the SERI Agreement and Applicable Laws.  The foregoing license shall be royalty-bearing as follows: (i) CanSino shall pay Ocugen a royalty of [***] of the Net Sales of Products by CanSino or its sublicensees (to the extent such Products are thereafter Commercialized by CanSino or its sublicensees) for the balance of the Term; and (ii) Sections 5.2, 5.3, 5.4 and 5.5 shall apply mutatis mutandis to CanSino’s payment of such royalties.

(b)         Within [***] after such termination, CanSino shall provide Ocugen with a statement of the CanSino Development Costs and, within [***] after receipt of such report, Ocugen shall reimburse CanSino all such CanSino Development Costs.

(c)          Termination of this Agreement shall not result in the termination of the Supply Agreement. That is, CanSino has the right, but not be obligated to, pursuant to any supply agreement then in place between the Parties, on the terms set forth in such supply agreement, continue to supply Ocugen with clinical and/or commercial quantities of Products under Development or being Commercialized by Ocugen in the Field in and for the Ocugen Territory.

9.6           No Further Obligations.  Except as provided in this Section 9, and except in respect of any accrued rights, upon the expiration or termination of this Agreement, neither Party shall be under any further obligation to the other.

10          Indemnification; Insurance

10.1            Indemnification of Ocugen Indemnitees by CanSino.  CanSino shall indemnify, defend and hold harmless Ocugen, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Ocugen Indemnitees”), against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the Ocugen Indemnitees, or any of them, as a direct result of Claims of third parties, including personal injury and product liability claims (collectively, “Ocugen Indemnity Claims”), to the extent arising out of: (a) the Development, Manufacture and/or Commercialization of Products by CanSino or any of its agents in the Field in and for the CanSino Territory; (b) any breach of this Agreement by CanSino or any of its Affiliates or agents; or (c) the gross negligence or willful misconduct of any CanSino Indemnitee or agent of CanSino, excluding any CanSino Indemnity Claim or Losses for which Ocugen has an obligation to indemnify CanSino Indemnitees pursuant to Section 10.2, as to which Claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

10.2            Indemnification of CanSino Indemnitees by Ocugen.  Ocugen shall indemnify, defend and hold harmless CanSino, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “CanSino Indemnitees”), against all Losses incurred by or imposed upon the CanSino

Indemnitees, or any of them, as a direct result of Claims of third parties, including personal injury and product liability claims (collectively, “CanSino Indemnity Claims”), to the extent arising out of: (a) the Development, Manufacture and/or Commercialization of Products by Ocugen or any of its agents in the Field in and for the Ocugen Territory; (b) any breach of this Agreement by Ocugen or any of its Affiliates or agents; or (c) the gross negligence or willful misconduct of any Ocugen Indemnitee or agent of Ocugen, excluding any Ocugen Indemnity Claim or Losses for which CanSino has an obligation to indemnify Ocugen Indemnitees pursuant to Section 10.1, as to which Claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

10.3            Conditions to Indemnification.  A Person seeking recovery under this Article 10 (the “Indemnified Party”) in respect of an Ocugen Indemnity Claim or a CanSino Indemnity Claim, as applicable (each, an “Indemnity Claim”) shall give prompt written notice of such Indemnity Claim to the Party from whom indemnification is sought (the “Indemnifying Party”); provided, that the Indemnifying Party is not contesting its obligation under this Article 10, and shall permit the Indemnifying Party to control the investigation, defense and settlement of such Indemnity Claim; and further provided, that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Indemnity Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such Indemnity Claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Each Indemnified Party shall cooperate with the Indemnifying Party in its investigation, defense and settlement of any such Indemnity Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Indemnity Claim.  If the Indemnifying Party does not assume and conduct the defense of the Indemnity Claim as provided above, (i) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Indemnity Claim in any manner the Indemnified Party may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 10.  The Indemnifying Party shall have no liability for any settlement of Indemnity Claims entered into by the Indemnified Party without the prior written consent of the Indemnifying Party.

10.4            Limited Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTIONS 10.1 OR 10.2, OR DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR A PARTY’S BREACH OF THE INTELLECTUAL PROPERTY OBLIGATIONS IN ARTICLE 6 OR THE CONFIDENTIALITY OBLIGATIONS IN SECTION 8.1.

10.5            Insurance.  Each Party shall procure and maintain insurance, including product liability insurance, or shall self-insure, in each case in a manner adequate to cover its obligations under this Agreement and consistent with normal business practices of prudent companies similarly situated at all times during the term of this Agreement and for a period of five (5) years thereafter.  Each Party shall procure insurance or self-insure at its own expense.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10.  Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request.  Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

11          General / Miscellaneous

11.1            Force Majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement that result from a Force Majeure. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

11.2            Amendment. This Agreement may only be amended in a writing signed by duly authorized representatives of both Ocugen and CanSino.

11.3            Waiver.  No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

11.4            Invalid Clauses.  If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under Applicable Laws.

11.5            Notices. Any notice to be given under this Agreement shall be in writing and shall be sent by registered mail or e-mail (confirmed by registered mail) to the address of the relevant Party set out below, or to such other address or email as that Party may from time to time notify to the other Party in accordance with this Section 11.5. The addresses and emails of the Parties are as follows:

in the case of Ocugen, to:

Shankar Musunuri

Chairman, CEO and Co-Founder

Ocugen, Inc.

5 Great Valley Parkway, Suite 160

Malvern, PA 19355, USA

Tel: [***]

Email: [***]

with a copy to:

Deborah Spranger, Esq.

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

Tel: [***]

Email: [***]

in the case of CanSino, to:

Name: Yuan Zhou

Title: Legal Manager

Address: 185 South Avenue, West District of TEDA, Tianjin, China

Tel: [***]

Email: [***]

11.6            Dispute Resolution.  Before any dispute, difference or disagreement concerning this Agreement (“Dispute”) proceeds to arbitration in accordance with this Section 11.6, the Parties shall seek to resolve the matter within the next thirty (30) days by referring it to each Party’s Chief Executive Officer.  The Parties’ respective Chief Executive Officers

(or their designees) shall promptly meet in good faith to try to resolve the Dispute.  Any unresolved Dispute shall be resolved by binding arbitration conducted at the Hong Kong International Arbitration Centre in accordance with the HKIAC’s Procedures for Arbitration in force on the Effective Date. The arbitration shall be conducted in the English language and the award thus rendered shall be final and binding upon both Parties and enforceable in any court having jurisdiction thereof in accordance with its terms. The arbitration tribunal shall consist of three (3) arbitrators. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator who will act as the chairman of the tribunal, provided if the two arbitrators fail to choose a third arbitrator within thirty (30) days after their appointment, then either or both Parties shall immediately request that the HKIAC select the third arbitrator.  The place of arbitration shall be Hong Kong (at the HKIAC).  Each Party shall bear its own costs and expenses and attorneys’ fees in connection with any such arbitration.

11.7            Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by the laws of the United Kingdom, without regard to the application of principles of conflicts of law.

11.8            Announcements. Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

11.9            Entire Agreement. This Agreement, including its Exhibits and Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. The Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

11.10     Purposes and Scope.  The Parties understand and agree that the relationship between the Parties described herein is limited to the activities, rights and obligations as set forth in this Agreement.  Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matter not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other rights other than as expressly set forth herein.

11.11                 Assignment and Successors.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, except that Ocugen may assign this Agreement and the rights, obligations and interests of Ocugen without such consent (a) in whole or in part, to any of its Affiliates, provided that Ocugen shall remain liable and responsible to CanSino for the performance and observance of all such duties and obligations by such Affiliates, or (b) in whole, but not in part, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates, or shares representing a majority of its common stock voting rights or to any successor company resulting from any merger, consolidation, share exchange or other similar transaction.  Any permitted assignment to a third party shall be for the whole (and not part) of this Agreement.

11.12                 Further Assurances and Actions.  Each Party, upon the request of the other Party, whether before or after the Effective Date and without further consideration, will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.  The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

11.13                 Expenses.  Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Ocugen, Inc.	CanSino Biologics Inc.

/s/ Shankar Musunuri	/s/ Shou Bai CHAO
Signature	Signature

Shankar Musunuri	Shou Bai CHAO
Print name	Print name

Chief Executive Officer	Chief Operating Officer
Title	Title

9/27/2019	9/27/2019
Date	Date

EXHIBIT A

INITIAL DEVELOPMENT PLAN

[ * * * ]

EXHIBIT B

SERI AGREEMENT

[ * * * ]

EXHIBIT C

Timeline

[ * * * ]

EXHIBIT D

OCUGEN PATENT RIGHTS

[ * * * ]